EXHIBIT 3.44

ARTICLES OF INCORPORATION

OF

THRIFTY INSURANCE AGENCY, INC.

The undersigned natural person(s), in order to form a corporation for the purposes hereinafter stated, under and pursuant to the Arkansas Business Corporation Act, hereby certify/certifies as follows:

1.                                      The name of this corporation is Thrifty Insurance Agency, Inc. (the “Corporation”).

2.                                      The street address of the Corporation’s initial registered office is 425 West Capitol, Suite 1700, Little Rock, Arkansas 72201, and the name of the initial registered agent of the corporation at that address shall be The Corporation Company.

3.                                      The nature of the business of the Corporation and the primary object or purposes proposed to be transacted, promoted or carried on by it, are as follows:

(a)                                 To act as an insurance agency and to sell all classes of insurance now or hereafter permitted by statutes.

(b)                                 To conduct any other business enterprise not contrary to law.

(c)                                  To exercise all of the powers enumerated in the Arkansas Business Corporation Act.

4.                                      The total amount of the authorized capital stock of this Corporation is 100,000 shares of common stock with $1.00 par value each.

5.                                      The name and post office address of each incorporator is as follows:

Name	POST OFFICE ADDRESS:

Michelle S. Carney	425 West Capitol, Suite 1800
Little Rock, Arkansas 72201

6.                                      The number of directors constituting the Board of Directors shall be provided in the Bylaws of the Corporation.  The Board of Directors shall have all those powers and duties enumerated in the Arkansas Business Corporation Act.

7.                                      To the maximum extent permitted by the Arkansas Business Corporation Act, no member of the Board of Directors shall be liable to the Corporation or the stockholders of the Corporation for any monetary damages for breach of his duty as a director.

8.                                      The Corporation may indemnify its directors, officers, employees and agents to the fullest extent permitted by the Arkansas Business Corporation Act.

9.                                      Unless the Bylaws of the Corporation otherwise provide for a greater number, a quorum at any meeting of the shareholders of the Corporation shall consist of a majority of the votes entitled to be cast on the matter, represented in person or by duly authorized proxy at such meeting.

10.                               The Articles of Incorporation or Bylaws of the Corporation may be amended, repealed, or adopted solely by the holders of a majority of the outstanding shares entitled to vote.

EXECUTED this 31st day of March, 1999.

/s/ Michelle S. Carney
Michelle S. Carney, Incorporator